Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-186656 on Form S-11 of our report dated March 27, 2013, relating to the consolidated financial statements and financial statement schedule of Cole Real Estate Income Strategy (Daily NAV), Inc. and subsidiaries appearing in the Annual Report on Form 10-K of Cole Real Estate Income Strategy (Daily NAV), Inc. for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Phoenix, Arizona

August 16, 2013